Exhibit 99.1

Greg Maffei to Step Down as Liberty Media CEO at Year-End

in Conjunction with Transactions to Simplify Corporate Structure

Chairman John Malone to Serve as Interim CEO

ENGLEWOOD, Colo. – Liberty Media Corporation (“Liberty Media”) (Nasdaq: FWONA, FWONK, LLYVA, LLYVK) today announced that President and Chief Executive Officer, Greg Maffei, will be stepping down from his role at the end of 2024. Liberty Media’s Chairman, John Malone, will assume the role of interim CEO and will work closely with the Liberty Media executive team and the Board of Directors to ensure a seamless transition. Maffei will step down at the expiration of his contract at year-end and will serve as a Senior Advisor effective January 1st to support the management transition.

“On behalf of the Liberty Media board, I’d like to thank Greg for his leadership, creativity and dedication,” said Mr. Malone. “Since joining in 2005, Greg has been at the forefront of the exciting evolution in the lifecycle of Liberty. He has grown our asset base and made the company better and more valuable for shareholders, along the way overseeing as many as five separate public companies simultaneously. Especially following today’s transaction announcements, our company is simpler and more focused than ever before, which is a perfect capstone for Greg’s accomplished career at Liberty. I wish Greg continued success as he embarks on his next chapter and appreciate his continued support as an Advisor.”

“The almost 20 years I have spent at the helm of Liberty Media have been incredibly rewarding, stimulating and endlessly eventful. Following today’s announcements at Liberty Media and Liberty Broadband, all the Liberty acquisitions completed during my tenure are now in structures where shareholders can have more direct ownership in their upside. The corporate structure is optimized, and the portfolio companies are in strong positions with talented executive teams in place. While it’s never easy to leave an organization as dynamic as Liberty, I am confident that this is the right time,” said Mr. Maffei. “I have thoroughly enjoyed working alongside and learning from John, our board, the management teams at Liberty and across the family of companies and our shareholders.”

Mr. Malone continued, “Looking ahead, I am acutely focused on rationalizing the structural discounts at Liberty Media and growing our attractive, cash generative businesses. We have built a fantastic company with high-quality assets in media, communications, sports and entertainment. I look forward to working with our executive team to uncover new opportunities for shareholder value creation.”

Under Maffei’s leadership, Liberty Media has grown its leading media, communications, sports and entertainment assets. Through creative deal making, Liberty completed the acquisition and investment in preeminent businesses including the Atlanta Braves, DirecTV, SiriusXM, Live Nation Entertainment, Charter Communications and Formula 1. Over the past 19 years during Maffei’s tenure, Liberty Media’s composite value has increased at a compounded annual growth rate of 17% compared to 11% for the S&P 500, representing an 18x absolute return1. While CEO, Maffei has served as the Chairman of SiriusXM, Live Nation Entertainment, Liberty TripAdvisor, Tripadvisor, Starz, Atlanta Braves Holdings and Qurate Retail, and has served as a director of Liberty Media, Liberty Broadband, Charter Communications, DirecTV and Barnes & Noble. He will continue to serve as Chairman of Qurate Retail, Liberty TripAdvisor, Tripadvisor and SiriusXM and as a Director of Charter Communications, Live Nation Entertainment and Zillow.

Liberty Media Chairman John Malone and CEO Greg Maffei will speak at Liberty Media’s previously scheduled annual Investor Meeting on Thursday, November 14, 2024 with presentations beginning at approximately 9:30 am E.T. The Investor Meeting will be held in New York, NY and is open to shareholders, research analysts and press. Registration and livestream information is available on the Liberty Media website and at https://www.libertymedia.com/investor-day. An archive of the webcast of the Investor Meeting and accompanying slides will also be available on https://www.libertymedia.com/investors/news-events/ir-calendar after appropriate filings have been made with the SEC.

About Liberty Media Corporation

Liberty Media Corporation operates and owns interests in a broad range of media, communications, sports and entertainment businesses. Those businesses are attributed to two tracking stock groups: the Formula One Group and the Liberty Live Group. The businesses and assets attributed to the Formula One Group (NASDAQ: FWONA, FWONK) include Liberty Media’s subsidiaries Formula 1 and Quint, and other minority investments. The businesses and assets attributed to the Liberty Live Group (NASDAQ: LLYVA, LLYVK) include Liberty Media’s interest in Live Nation and other minority investments.

Liberty Media Corporation
Shane Kleinstein, 720-875-5432

1 Based on market data as of 11/12/24. See appendix slide posted to Liberty Media’s investor relations website for composite calculations.